Exhibit 99.1
DIRT MotorSports Announces Three New Key Positions to the Company Monday February 27, 8:00 am ET
NORMAN, Okla.—(BUSINESS WIRE)—Feb. 27, 2006—DIRT MotorSports (TM) (DIRT) (OTCBB: DMSP - News) announces the addition of three new executive officers to the Company. Tom Deery joins the Company as President; Rob Butcher joins the Company as Executive Vice President and Chief Marketing Officer; and Ben Geisler joins the Company as Executive Vice President of Operations.
Mr. Deery is currently Sr. VP Motorsports for Rand Sports and Entertainment Insurance and served as former VP of NASCAR weekly series and regional touring before joining Rand. Mr. Deery has a deep background in facility management and ownership.
“Working with the DIRT facilities, participants and series across the country, DIRT’s professional staff, and the incredibly passionate fans is an opportunity unparalleled in motorsports,” said Deery. “I am proud to be a part of this team to help accelerate DIRT’s growth strategy.”
Mr. Butcher comes to DIRT from International Speedway Corporation (ISC) where he served as Senior Director Marketing Partnership and Integrated Media. ISC, a publicly traded company majority owned by the France Family, which solely owns NASCAR, owns and/or operates 12-motorsports stadiums across the country including Daytona International Speedway. ISC sanctions more than 100-major Motorsports events each year including the majority of all NASCAR and Indy Racing League events.
During his tenure with ISC, Mr. Butcher played an integral part in generating and managing ISC sponsorship programs, while spearheading the combination of ISC Media assets that collectively are sold to the marketplace. ISC sponsorship revenue during Mr. Butcher’s tenure increased more than 300%, including the signing of NEXTEL as title sponsor of the NASCAR NEXTEL Cup Series.
“The fans of dirt racing are incredibly passionate and loyal,” said Butcher. “We will continue looking for ways to deliver value to the current fans while attracting new ones who choose to spend a weekend at the track, watching it on TV, reading and watching on the Internet, or however they choose to follow and participate in something so important to them.”
Mr. Geisler served as Senior Vice President for Next Marketing Inc. (Next), a privately held sports and event marketing firm heavily focused on motorsports. Mr. Geisler joined Next in 1999 with the sole purpose of extending the firm’s motorsports reach beyond its open-wheel background into the NASCAR arena. During his tenure at Next, Mr. Geisler was responsible for managing or placing over $100MM in sponsorship and activation spending, while establishing Next as a leader in both the NASCAR and event marketing arenas.
“I am really looking forward to the opportunity to give something back to dirt track racing, as it has given so much to my family over the years,” Geisler said. “I am confident that the addition of Tom, Rob and myself to the strong team that already exists at DIRT will help us continue to build on all of the hard work of the local and national racers, promoters, sponsors and fans that have made dirt racing what it is today.”

“We’ve been searching extensively to find the right people to help execute our business plan and guide the company to new heights,” said DIRT Chairman and CEO Paul A. Kruger. “Rob brings the necessary skills and personality to lead our marketing initiatives. He was really making a name for himself at ISC, contributing to their success in sponsorship, business development, event promotions, media property rights and licensing.
“The last eight-years, Ben has been responsible for activating some of the highest profile sponsorships in motorsports. Just as important, he grew up with dirt track racing attending hundreds of events at dirt tracks across the country. He understands the language of the dirt racer and fan.”
“As a Company we’ve made significant strides since initially purchasing the World of Outlaws® in 2003,” continued Kruger. “Today we own or operate seven premier dirt track facilities, the largest dirt auto racing series in the country and sanction 3,000 events. We couldn’t be more excited to welcome Tom, Rob and Ben to the Company. With their proven experience and performance record, we look to continue to make a positive impact on dirt racing and the motorsports industry.”
About DIRT MotorSports(TM)
Based in Norman, OK, DIRT MotorSports(TM), Inc. is the premier dirt racing and sports entertainment company dedicated to the promotion of competitive dirt track racing. DIRT MotorSports is the largest sanctioning body for sprint, late model and modified dirt track racing in the United States and also owns and operates several dirt tracks. DIRT MotorSports operates the industry’s most prominent national touring series’ including the World of Outlaws(TM) Sprint Car Series broadcast on the Outdoor Channel® (Nasdaq: OUTD — News); the World of Outlaws® Late Model Series® broadcast on SPEED® and the Advance Auto Parts Modified Super DIRT Series(TM). “World of Outlaws” is a registered trademark of DIRT MotorSports.
For further information on DIRT or this press release contact Terri Metzger at 1-877-5RACING (1-877-572-2464) Ext. 113, email tmetzger@dirtmotorsports.com or visit us online at www.dirtmotorsports.com.
Safe Harbor Statement
This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors affecting the companies’ operations, markets, merger and acquisition activities, products, services and prices, as well as other factors detailed in each of the companies’ filings with the Securities and Exchange Commission.